Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations 520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports

Second Quarter 2010 Net Income Up 39% Over Year Ago Period

Results Aided by Medicaid Enrollment Volume, Cost Containment

and Relatively Stable Rates Overall

Second Quarter Highlights:

•	Revenue grew 16% to $222 million in Q2 2010 compared to Q2 2009

•	Diluted earnings per share increased 35% to $0.54 in Q2 2010 from $0.40 per share in Q2 2009, well ahead of Company forecast

•	Cash from operations totaled $9.4 million for the quarter

TUCSON, ARIZONA – August 4, 2010 – The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the second quarter and six months ended June 30, 2010.

For the second quarter of 2010, the Company reported revenue of $222.3 million, an increase of 16% from $191.8 million for the comparable period in 2009. Revenue from Providence’s social services segment grew 2% to $89.2 million in the second quarter from the prior year period and revenue from its non-emergency transportation (NET) services segment grew 28% to $133.1 million in the second quarter from the prior year period. Social services revenue grew in conjunction with census growth while NET revenue benefited from continued membership increases related to new and existing contracts.

The Company reported operating income of $17.0 million in the quarter ended June 30, 2010, a 22% increase from operating income of $14.0 million in the year ago period. Net income increased 39% to $7.3 million, or $0.54 per diluted share, in the second quarter of 2010 from net income of $5.3 million, or $0.40 per diluted share, in the second quarter of 2009. Earnings for the 2010 quarter benefited from continued growth in revenue and lower than anticipated cost to provide NET transportation services. These cost savings were due to reduced unit cost resulting from effective cost management and a positive shift in the service mix to lower cost modes such as mass transit. Earnings also benefited from a $1.3 million, or 25%, decline in interest expense in the second quarter of 2010 compared to the year ago period.

Providence’s direct client census was approximately 60,700 at June 30, 2010, up from nearly 56,000 at June 30, 2009, and the Company had nearly eight million individuals eligible to receive services under its NET contracts at June 30, 2010. Direct contracts numbered 633 at June 30, 2010 up from 625 at June 30, 2009.

For the first six months of 2010, revenue increased 17% to $443.3 million from $378.5 million for the year ago period. Revenue from Providence’s social services segment grew 3% to $177.7 million in the first six months of 2010 from the prior year period and revenue from its NET services segment grew 29% to $265.6 million in

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64 E. Broadway Blvd. — Tucson, Arizona 85701 — Tel 520/747-6600 — Fax 520/747-6605 — www.provcorp.com

Providence Service Corporation

the first six months of 2010 from the prior year period. Operating income increased 27% to $36.9 million for the first six months of 2010 compared to $29.0 million in the first six months of 2009. Net income increased 47% to $16.4 million, or $1.19 per diluted share, for the six month period ended June 30, 2010 from net income of $11.1 million, or $0.84 per diluted share, for the six months ended June 30, 2009. Earnings for the first six months of 2010 benefited from continued growth in revenue and lower than anticipated utilization and unit cost to provide NET transportation services as well as a decline in interest expense compared to the year ago period. Included in the first six months of 2009 was $1.0 million in costs associated with the Company’s proxy contest.

At June 30, 2010, the Company had cash and cash equivalents of $54.1 million. During the quarter, the Company generated $9.4 million in cash from operations for a total of $24.8 million year to date and repaid $6.0 million of debt.

“This is our sixth record quarter in a row and our strong performance is a credit to our management team and the 10,000 incredible people in our owned and managed operations who are helping to make a difference in the lives of others,” said Fletcher McCusker, Chairman and CEO. “It is an extraordinary time for our Company. As states struggle to manage the recession and federal Medicaid dollars are stretched, our services have never been more in demand. Year over year our direct client census is up over 8%. In our NET business, clients that are eligible to receive our services grew by nearly 19% year over year and increased another almost 56,000, or 1%, from the first quarter of this year. Our home and community based delivery system along with our outsourced transportation services are generating significant savings for state governments while at the same time our proven third-party outcome data supports the efficacy of our work.”

Guidance

As a result of the better than expected second quarter results, the Company is increasing its annual 2010 guidance. Providence now forecasts 2010 diluted earnings per share of $1.55 to $1.59, up from previous guidance of $1.38 to $1.41. 2010 revenue is anticipated to be approximately $870 to $900 million, up from the previous forecast of $860 to $880 million. This forecast does not include any unannounced contract wins or acquisitions.

For the third quarter of 2010, which is impacted by the absence of school based social services and higher utilization of NET services by students during the summer months, the Company expects revenue of approximately $210 million and earnings per diluted share of between $0.04 and $0.06.

“Having completed a successful contract renewal cycle, we anticipate continued gains overall in census. While challenges remain and certain states are struggling more than others, the overall trend is very positive,” concluded Mr. McCusker.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday, August 5, 2010, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 679-8034 or for international callers (617) 213-4847 and by using the passcode 90235588. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PBN6EWJQV. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until August 12, 2010 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 76175685.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own

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Providence Service Corporation

or operate beds, treatment facilities, hospitals or group homes, preferring to provide social services in the client’s own home or other community setting. It provides its non-emergency transportation services management through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 60,700 clients through 633 active contracts at June 30, 2010, with an estimated nearly eight million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Home and community based services	$76,550	$74,501	$153,015	$147,192
Foster care services	9,272	9,446	18,008	18,394
Management fees	3,385	3,736	6,680	7,328
Non-emergency transportation services	133,113	104,149	265,577	205,630

	222,320	191,832	443,280	378,544
Operating expenses:
Client service expense	73,864	69,482	147,508	136,356
Cost of non-emergency transportation services	116,562	95,223	230,050	185,044
General and administrative expense	11,780	10,056	22,567	21,947
Depreciation and amortization	3,126	3,097	6,253	6,181

Total operating expenses	205,332	177,858	406,378	349,528

Operating income	16,988	13,974	36,902	29,016

Other (income) expense:
Interest expense	4,067	5,398	8,442	10,712
Interest income	(56)	(62)	(127)	(178)

Income before income taxes	12,977	8,638	28,587	18,482
Provision for income taxes	5,700	3,388	12,203	7,355

Net income	$7,277	$5,250	$16,384	$11,127

Earnings per share:
Basic	$0.55	$0.40	$1.24	$0.85
Diluted	$0.54	$0.40	$1.19	$0.84
Weighted-average number of common shares outstanding:
Basic	13,192,592	13,120,345	13,179,759	13,117,697
Diluted	14,965,304	13,207,330	14,950,867	13,189,950

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$54,138	$51,157
Accounts receivable-billed, net of allowance of $5.3 million in 2010 and $2.9 million in 2009	80,769	80,458
Accounts receivable – unbilled	282	330
Management fee receivable	7,081	7,160
Other receivables	7,223	4,118
Restricted cash	8,225	8,154
Prepaid expenses and other	18,178	12,440
Deferred tax assets	1,622	3,558

Total current assets	177,518	167,375
Property and equipment, net	13,030	11,166
Goodwill	113,675	113,673
Intangible assets, net	70,120	73,963
Restricted cash, less current portion	9,078	5,942
Other assets	10,210	10,988

Total assets	$393,631	$383,107

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$16,302	$17,481
Accounts payable	3,901	4,011
Accrued expenses	38,687	33,390
Accrued transportation costs	44,009	40,907
Deferred revenue	6,792	8,347
Current portion of interest rate swap	41	372
Reinsurance liability reserve	14,178	12,645

Total current liabilities	123,910	117,153
Long-term obligations, less current portion	173,247	186,732
Other long-term liabilities	6,313	5,144
Deferred tax liabilities	10,697	11,740

Total liabilities	314,167	320,769
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,560,624 and 13,521,959 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	171,129	170,551
Retained deficit	(85,744)	(102,128)
Accumulated other comprehensive loss, net of tax	(1,512)	(1,676)
Treasury stock, at cost, 619,768 shares	(11,384)	(11,384)

Total Providence stockholders’ equity	72,503	55,377
Non-controlling interest	6,961	6,961

Total stockholders’ equity	79,464	62,338

Total liabilities and stockholders’ equity	$393,631	$383,107

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Six months ended June 30,
	2010	2009
Operating activities
Net income	$16,384	$11,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,403	2,327
Amortization	3,850	3,854
Amortization of deferred financing costs	1,241	1,688
Provision for doubtful accounts	3,037	1,630
Deferred income taxes	603	1,526
Stock based compensation	379	62
Excess tax benefit upon exercise of stock options	(53)	(36)
Other	(82)	270
Changes in operating assets and liabilities:
Billed and unbilled accounts receivable	(3,323)	(7,268)
Management fee receivable	79	355
Other receivables	(3,229)	(2,320)
Restricted cash	(46)	122
Prepaid expenses and other	(5,811)	1,840
Reinsurance liability reserve	2,548	1,490
Accounts payable and accrued expenses	5,229	1,224
Accrued transportation costs	3,102	(639)
Deferred revenue	(1,572)	1,741
Other long-term liabilities	14	81

Net cash provided by operating activities	24,753	19,074
Investing activities
Purchase of property and equipment, net	(4,243)	(1,957)
Acquisition of businesses, net of cash acquired	—	(277)
Restricted cash for contract performance	(3,161)	(41)
Purchase of short-term investments, net	(63)	(122)
Collection of notes receivable	—	474

Net cash used in investing activities	(7,467)	(1,923)
Financing activities
Proceeds from common stock issued pursuant to stock option exercise	278	16
Excess tax benefit upon exercise of stock options	53	36
Repayment of long-term debt	(14,664)	(7,143)
Debt financing costs	(13)	(791)
Capital lease payments	(6)	(51)

Net cash used in financing activities	(14,352)	(7,933)

Effect of exchange rate changes on cash	47	113

Net change in cash	2,981	9,331
Cash at beginning of period	51,157	29,364

Cash at end of period	$54,138	$38,695

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